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                                                                     Exhibit 5.1


                   [LETTERHEAD OF LECLAIR RYAN APPEARS HERE]


                               September 10, 2001

Old Dominion Electric Cooperative
Innsbrook Corporate Center
4201 Dominion Boulevard

Glen Allen, VA  23060

         Re:  Old Dominion Electric Cooperative

Ladies and Gentlemen:

         This opinion is furnished to Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the "Company"), in connection with a registration statement on Form S-1, filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"), covering the offering by the Company of $220,000,000 aggregate principal amount of 2001 Series A Bonds Due 2011 (the "Securities"). The Securities are to be issued pursuant to the provisions of the Eleventh Supplemental Indenture, dated as of September 1, 2001 (the "Eleventh Supplemental Indenture"), to that certain Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992 (as amended and supplemented, the "Indenture") between the Company and SunTrust Bank (successor by merger to Crestar Bank), as trustee. We have, for the purpose of this opinion, examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate.

         Upon the basis of such examination, we advise you that, in our opinion:

         (1) The Company has been duly incorporated and is an existing utility aggregation cooperative in good standing under the laws of the Commonwealth of Virginia.

         (2) When (i) the Registration Statement has become effective under the Act, (ii) the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Eleventh Supplemental Indenture relating to the Securities has been duly authorized, executed and delivered, (iv) the terms of the Securities and of their issue and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or agreement or instrument then binding on the Company, and (v) the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute legal, valid and binding obligations of the




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Old Dominion Electric Cooperative
September 10, 2001 Page 2

Company in accordance with their terms (except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforcement is sought in proceedings in equity or at law).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              LeClair Ryan, A Professional Corporation

                              By:  /s/ Richard W. Gregory
                                  -------------------------------------
                                       Vice President